                  [LOGO OF BIONX IMPLANTS INC. APPEARS HERE]

                                                                 April 15, 1998

Dear Stockholder:

  On behalf of the Board of Directors and management, I am pleased to invite you to the 1998 Annual Meeting of Stockholders of Bionx Implants, Inc., our first stockholders' meeting as a public company. The meeting will be held on Tuesday, May 19, 1998 at 10:00 a.m. at the Doubletree Hotel, 640 W. Germantown Pike, Plymouth Meeting, Pennsylvania. A notice of meeting, proxy statement and proxy card are enclosed for your review.

  I urge you to read the enclosed materials carefully and to complete, sign and mail promptly the proxy card contained with this letter to assure that your vote will be counted.

  The officers, directors and staff of Bionx Implants sincerely appreciate your continuing support.

                                          Very truly yours,

                                          David W. Anderson
                                          President and Chief Executive
                                           Officer

                                BIONX IMPLANTS

                           NOTICE OF ANNUAL MEETING

  The Annual Meeting of Stockholders of Bionx Implants, Inc. (the "Company") will be held at the Doubletree Hotel, 640 W. Germantown Pike, Plymouth Meeting, Pennsylvania on Tuesday, May 19, 1998 at 10:00 a.m., to consider and act upon the following:

  1. Election of two directors to serve for a term of three years; and

  2. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

  Only stockholders of record at the closing of business on April 8, 1998 are entitled to notice of, and to vote at, the meeting.

                                          Michael J. O'Brien
                                          Secretary

Blue Bell, Pennsylvania
April 15, 1998

 TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED.

                             BIONX IMPLANTS, INC.
                           1777 SENTRY PARKWAY WEST
                            GWYNEDD HALL, SUITE 400
                         BLUE BELL, PENNSYLVANIA 19422

                                PROXY STATEMENT

  The Board of Directors of Bionx Implants, Inc. (the "Company") is soliciting proxies for use at the Annual Meeting of Stockholders to be held at the Doubletree Hotel, 640 W. Germantown Pike, Plymouth Meeting, Pennsylvania on Tuesday, May 19, 1998 at 10:00 a.m., and for use at any adjournments thereof (the "Annual Meeting"). This Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about April 15, 1998.

  RECORD DATE AND QUORUM. Only stockholders of record at the close of business on April 8, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting. On that date, there were outstanding 8,922,076 shares of the Company's Common Stock ("Common Stock"). Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of holders as of the Record Date of a majority of the issued and outstanding shares of Common Stock will constitute a quorum.

  VOTING PROCEDURES. Directors will be elected by a plurality of the votes cast. Approval of any other matter to be submitted to the stockholders will require the affirmative vote of a majority of the votes cast thereon at the Annual Meeting. Properly executed proxies will be voted as directed in the proxy; however, if no direction is given, a properly executed proxy will be voted FOR the election of the nominees described below. Proxies marked "abstention" on a matter will be considered to be represented at the meeting, but not voted, for these purposes. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be represented at the meeting, but will be considered to be voted only as to those matters actually voted.

  PROXIES AND REVOCATION. A proxy card is enclosed. Any stockholder giving a proxy may revoke it at any time before it is exercised. In order to revoke a proxy, the stockholder must either give written notice of such revocation to the Secretary of the Company or to the Secretary of the Annual Meeting or vote the shares of Common Stock subject to the proxy by a later dated proxy or by written ballot at the Annual Meeting. The presence at the Annual Meeting of any stockholder who has given a proxy will not in and of itself revoke the proxy.

                     ELECTION OF DIRECTORS OF THE COMPANY

  The Company's Board of Directors is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. At present there are six directors on the Board. Two directors are to be elected at the Annual Meeting to serve until the 2001 Annual Meeting and until their respective successors are elected and have qualified.

  Each of the nominees for director is presently a director of the Company. Each has consented to being named as a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting. It is the intention of the persons named as proxies to vote the shares represented by the accompanying form of proxy for the election of each of the nominees listed below. If any nominee shall become unable or unwilling to serve as a director, the persons named as proxies will cast their votes for the remaining nominee and have discretion to vote for another person designated by the Board of Directors. The Board of Directors has no reason to believe that either of the nominees will be unavailable for election.

  The following describes the current and past five years' business experience, certain directorships and age of each nominee for director and of each director whose term extends beyond 1998 and thus is continuing in office. The following information is given as of January 31, 1998:

 Nominees

  . DAVID W. ANDERSON: President and Chief Executive Officer of the Company (1995 to the Present); President and Chief Executive Officer, Kensey Nash Corporation (developer of cardiology products) (1992 to 1994). Director of the Company since 1995. Age: 45.

  . TERRY D. WALL: Chairman of the Board of the Company (1995 to the Present); President and Chief Executive Officer of Vital Signs, Inc. ("Vital Signs") (manufacturer of disposable anesthesia and respiratory devices) (more than the past five years). Director of Vital Signs and Exogen, Inc. Director of the Company since 1995. Age: 56.

 Continuing Directors Serving Until 1999

  . DAVID J. BERSHAD: Senior Partner, Milberg Weiss Bershad Hynes & Lerach (law firm) (more than the past five years). Director of Vital Signs. Director of the Company since 1995. Age: 58.

  . PERTTI TORMALA: Executive Vice President, Research and Development of the Company (1995 to the Present); chief executive officer (and co-founder) of the Company's foreign subsidiaries (prior years). Director of the Company since 1995. Age: 52.

 Continuing Directors Serving Until 2000

  . ANTHONY J. DIMUN: Executive Vice President and Chief Financial Officer of Vital Signs (more than the past five years). Director of EchoCath, Inc. and Vital Signs. Director of the Company since 1995. Age: 54.

  . DAVID H. MACCALLUM: Executive Vice President, Furman Selz LLC (investment banking firm) (April 1998 to Present); Managing Director for Life Sciences Investment Banking, UBS Securities LLC (investment banking firm) (1994 to March 1998); Co-Head, Investment Banking, Hambrecht & Quist LLC (1983-1994) (investment banking firm). Director since 1995. Age: 60.

  During 1997, the Board of Directors held eight meetings, the Audit Committee of the Board held two meetings and the Compensation Committee of the Board held three meetings. During 1997, no director attended less than 75 percent of the aggregate number of meetings of the Board of Directors of the Company and committees of the Board of which he was a member. There are no relationships by blood, marriage, or adoption, not more remote than first cousin, between any nominee for director, continuing director or executive officer of the Company and any other nominee for director, continuing director or executive officer of the Company.

  Audit Committee--The functions of the Audit Committee are to review, act on and report to the Board with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the scope of the annual audits, the fees to be paid to the auditors, the performance of the Company's auditors and the accounting practices of the Company. The Audit Committee is composed of two directors who are not officers or employees of the Company or its subsidiaries. The current members of the Audit Committee are Mr. Dimun and Mr. MacCallum.

  Compensation Committee--The functions of the Compensation Committee are to determine the salaries and incentive compensation of the employee-officers of the Company and to provide recommendations for the salaries and incentive compensation of the other employees and consultants of the Company. The Compensation Committee also administers the Company's Stock Option/Stock Issuance Plan. The current members of the Compensation Committee are Mr. Bershad and Mr. Wall.

  The Board has no nominating committee; the functions of a nominating committee are performed by the entire Board. No procedures have been developed with respect to obtaining nominations from stockholders.

SECURITIES OWNERSHIP OF MANAGEMENT AND OTHERS

  The following table sets forth the beneficial ownership of shares of Common Stock as of February 28, 1998 by (i) the only stockholders of the Company known by management to beneficially own more than 5% of the Company's Common Stock, (ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table below ("Named Executive Officers") and (iv) all directors and executive officers of the Company as a group.

                                              SHARES OF
                                      COMMON STOCK BENEFICIALLY     PERCENTAGE
BENEFICIAL OWNER(2)                         OWNED (1)(2)        BENEFICIALLY OWNED
-------------------                   ------------------------- ------------------
Bionix, B.V. (3)........................      2,684,211                30.1
Terry D. Wall (4)....................         2,568,717                28.8
Kaufman Fund, Inc. (5)...............           985,000                11.0
David W. Anderson (6)................           386,772                 4.2
David J. Bershad (7).................           393,890                 4.4
Anthony J. Dimun (8).................           168,570                 1.9
Stephen A. Lubischer (9).............            26,317                   *
David H. MacCallum (10)..............           138,817                 1.6
Michael J. O'Brien (11)..............            16,790                   *
Pertti Tormala (12)..................         1,124,816                12.6
Pertti Viitanen (13).................           144,853                 1.6
All directors and executive officers
 as a group
 (ten persons)(14)...................         4,971,842                54.1

--------
*  Represents less than 1% of the outstanding Common Stock.

(1) Applicable percentage ownership is based on 8,922,076 shares of Common Stock outstanding as of February 28,1998 together with applicable stock options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to stock options currently exercisable, or exercisable within 60 days after February 28, 1998, are deemed outstanding for computing the percentage ownership of the person holding such stock options but are not deemed outstanding for computing the percentage ownership of any other person. Each owner of an equity interest in Bionix, B.V. (the "Dutch Company") is deemed to beneficially own a percentage of the shares of the Common Stock owned by the Dutch Company equal to such owner's proportionate equity interest in the Dutch Company.

(2) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, persons named in the table have sole voting and investment power with respect to all shares of Common Stock and the address of the 5% stockholders is c/o the Company, 1777 Sentry Parkway West, Gwynedd Hall, Suite 400, Blue Bell, Pennsylvania 19422.

(3) The capital stock of the Dutch Company is owned by the former stockholders of the Company's operating subsidiaries. The Board of Directors of the Dutch Company consists of David W. Anderson (who is also the chief executive officer of the Dutch Company), David J. Bershad, Anthony J. Dimun, David H. MacCallum, Pertti Tormala, Pertti Viitanen and Pentti Rokkanen, all but the last of whom are directors or executive officers of the Company. As of February 28, 1998, Messrs. Anderson, Bershad, Dimun, MacCallum and Wall beneficially owned capital stock of the Dutch Company representing, in the aggregate, approximately 23.5% of the equity of the Dutch Company's capital stock. As of February 28, 1998, Messrs. Tormala and Viitanen beneficially owned capital stock of the Dutch Company representing, in the aggregate, approximately 47.3% of the equity of the Dutch Company's capital stock. The remaining equity of the Dutch Company's capital stock is allocated among several other Finnish investors.

(4) Mr. Wall's shares include 484,421 shares of Common Stock owned by the Dutch Company, representing Mr. Wall's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. Wall has the right to cause the Dutch Company to transfer such 484,421 shares to him pursuant to an agreement with the Dutch Company. All of Mr. Wall's shares of Common Stock and of the Dutch Company's capital stock are held in an investment partnership which he controls.

(5) The information set forth herein regarding the Kaufman Fund's beneficial ownership is based on a report filed by the Kaufman Fund with the Securities and Exchange Commission dated February 17, 1998. The address of the Kaufman Fund is 140 E. 45th Street, 43rd Floor, Suite 2624, New York, New York 10017.


(6) Mr. Anderson's shares include 221,608 shares of Common Stock issuable upon the exercise of vested stock options and 34,842 shares of Common Stock owned by the Dutch Company, representing Mr. Anderson's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. Anderson has the right to cause the Dutch Company to transfer such 34,842 shares to him pursuant to an agreement with the Dutch Company. Pursuant to the Company's Stock Option/Stock Issuance Plan, Mr. Anderson has transferred to a trust established for his son vested stock options covering 61,947 of the aforementioned 221,608 shares.

(7) Mr. Bershad's shares include 50,736 shares of Common Stock owned by the Dutch Company, representing Mr. Bershad's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. Bershad has the right to cause the Dutch Company to transfer such 50,736 shares to him pursuant to an agreement with the Dutch Company. A total of 254,732 of Mr. Bershad's shares of Common Stock and all of Mr. Bershad's shares of the Dutch Company's capital stock are held in an investment partnership which he controls.

(8) Mr. Dimun's shares include 34,679 shares of Common Stock owned by the Dutch Company, representing Mr. Dimun's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. Dimun has the right to cause the Dutch Company to transfer such 34,679 shares to him pursuant to an agreement with the Dutch Company. All of Mr. Dimun's shares of Common Stock and the Dutch Company's capital stock are held in entities which he controls.

(9) Mr. Lubischer's shares represent shares of Common Stock issuable upon the exercise of vested options.

(10) Mr. MacCallum's shares include 26,900 shares of Common Stock owned by the Dutch Company, representing Mr. MacCallum's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. MacCallum has the right to cause the Dutch Company to transfer such 26,900 shares to him pursuant to an agreement with the Dutch Company. A total of 14,738 of Mr. MacCallum's shares of Common Stock are held in an entity which he controls.

(11) Includes 15,790 shares of Common Stock issuable upon the exercise of vested stock options.

(12) Represents the proportionate equity interest of Professor Tormala in the shares of Common Stock owned by the Dutch Company. Professor Tormala has the right to cause the Dutch Company to transfer such 1,124,816 shares to him pursuant to an agreement with the Dutch Company. That agreement enables Professor Tormala to direct the voting by the Dutch Company of a specified number of shares of the Company's Common Stock held by the Dutch Company. As of February 28, 1998, that specified number equals 2,052,633, representing Professor Tormala's proportionate equity interest in the 2,684,211 shares of Common Stock owned by the Dutch Company (1,124,816 shares) and the proportionate equity interest of all other Finnish investors in such 2,684,211 shares (927,817 shares). The table above excludes from Professor Tormala's beneficial ownership the 927,817 shares attributable to the equity interests of such other Finnish investors.

(13) Represents Mr. Viitanen's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. Viitanen has the right to cause the Dutch Company to transfer such 144,853 shares to him pursuant to an agreement with the Dutch Company.

(14) Includes 263,715 shares of Common Stock issuable upon the exercise of vested stock options, and 1,901,247 shares of Common Stock owned by the Dutch Company, representing the directors' and executive officers' proportionate equity interest in the 2,684,211 shares of Common Stock owned by the Dutch Company. As of February 28, 1998, the directors and executive officers as a group beneficially own approximately 70.8% of the equity associated with the capital stock of the Dutch Company. The directors and executive officers of the Company as a group have a right to vote all of the 2,684,211 shares of Common Stock Owned by the Dutch Company. If all such 2,684,211 shares were deemed to be beneficially owned by the Company's directors and executive officers, such persons as a group would be deemed to be the beneficial owners of 5,754,806 shares of Common Stock, representing 62.6 % of the shares outstanding on February 28, 1998.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table and accompanying footnotes set forth certain summary information, relating to the two years ended December 31, 1997, with respect to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during 1997:

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                              ANNUAL COMPENSATION                  AWARDS
                                  ------------------------------------------- ----------------
                                                                                 SECURITIES
                                                              OTHER ANNUAL       UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)(2)(3) COMPENSATION($)(1) OPTIONS/SARS (#) COMPENSATION($)(2)
---------------------------  ---- --------- -------------- ------------------ ---------------- ------------------
David W. Anderson            1997  160,000      50,000           6,000                --             17,316
President and Chief          1996  151,600      40,000             --                 --              7,708
Executive Officer

Stephen Lubischer (3)        1997  107,500      32,000           6,000                --             11,740
Vice President               1996   74,622      35,000             --              52,632             7,462
U.S. Sales

Michael J. O'Brien (4)       1997  110,000      48,250             500                --             10,368
Vice President,              1996    9,167         --              --              65,790               917
Finance and
Administration and
Chief Financial Officer

Pertti Tormala               1997  118,070      22,000           9,423                --             68,650(5)
Executive Vice               1996   84,680         --              --                 --             26,400(5)
President, Research
and Development

Pertti Viitanen,             1997   90,001      16,000           9,620                --                --
Managing Director of         1996   80,725         --              --                 --                --
the Company's Finnish
Subsidiary

--------
(1)  Represents car allowances.

(2) For 1997, for Messrs. Anderson, Lubischer and O'Brien, represents (a) amounts paid on behalf of the Named Executive Officer for various employee benefits selected by such individual pursuant to a cafeteria plan (Mr. Anderson: $16,000; Mr. Lubischer: $10,750; and Mr. O'Brien:
     $9,445) and (b) employer contributions to the Company's 401(k) plan (Mr.
     Anderson: $1,316; Mr. Lubischer: $990; and Mr. O'Brien: $923).

(3)  Mr. Lubischer joined the Company in April 1996.

(4)  Mr. O'Brien joined the Company in November 1996.

(5) Represents royalty payments to Professor Tormala under a superseded employment agreement with respect to 1996 product sales.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of beneficial ownership and reports of changes of beneficial ownership of the Common Stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) reports that they file.

  Based upon a review of these filings and other documentation, the Company notes that Michael J. O'Brien failed to timely report the purchase of 1,000 shares during April 1997 and Anthony J. Dimun failed to timely report the sale of 25,000 shares during December 1997. Both such late filings were inadvertent; filings were made promptly after the deficiencies were noticed.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement with David W. Anderson, its President and Chief Executive Officer. The term of the agreement will expire on December 31, 1998. Pursuant to the agreement, Mr. Anderson receives minimum annual compensation of $160,000 and is entitled to receive a performance based bonus. Mr. Anderson is also entitled to receive all health insurance benefits generally made available to the Company's employees as well as a monthly car allowance of $500. The agreement further provides that if Mr. Anderson's employment is terminated without cause by the Company prior to the expiration of the initial term, Mr. Anderson will be entitled to base salary and health insurance benefits continuation for a period of one year after the date of termination.

  The Company has also entered into an employment agreement with Pertti Tormala. The agreement provides for a term expiring in 2002. Pursuant to the agreement, Professor Tormala will receive a minimum base salary of 540,000 FIM (approximately $100,000) and is eligible to receive cash bonuses granted by the Company's Board of Directors. Professor Tormala is also entitled to a car, certain pension benefits and reimbursement of all reasonable travel and entertainment expenses. Under the agreement, all patents, patent applications and other industrial property rights developed by Professor Tormala relating to the Company's research and development activities are the sole property of the Company. The agreement permits Professor Tormala to spend up to 16 hours per month working on a business spun-off from the Company prior to the consummation of its initial public offering. See "Transactions with Interested Persons."

  The Company has also entered into an employment agreement with Michael J. O'Brien, its Vice President, Finance and Administration and Chief Financial Officer. The term of the agreement will expire on December 1, 1999. Pursuant to the agreement, Mr. O'Brien receives minimum annual compensation of $110,000 and is entitled to receive a bonus. Mr. O'Brien is also entitled to receive all health insurance benefits generally made available to the Company's employees as well as a monthly car allowance of $500. The agreement further provides that if Mr. O'Brien's employment is terminated without cause by the Company prior to the expiration of the initial term, Mr. O'Brien will be entitled to base salary and health insurance benefits continuation for a period of one year after the date of termination.

STOCK OPTION/STOCK ISSUANCE PLAN

  The Company's Stock Option/Stock Issuance Plan (the "Plan") was adopted by the Company's Board of Directors and stockholders in September 1996. A total of 850,000 shares of Common Stock have been authorized for issuance under the Plan. In no event may any one person participating in the Plan receive options, separately exercisable stock appreciation rights and direct stock issuances for more than 278,947 shares in any calendar year.

  The Plan is divided into four separate components: (i) the Discretionary Option Grant Program under which employees, non-employee directors, consultants and other independent advisors who provide services to the Company may, at the discretion of the plan administrator, be granted options to purchase shares of Common Stock; (ii) the Stock Issuance Program under which such persons may, in the plan administrator's discretion, be issued shares of Common Stock directly, either through the immediate purchase of such shares at a price not less than the fair market value of the Common Stock on the date of issuance or as a bonus for services rendered to the Company; (iii) the Salary Investment Option Grant Program under which employees designated by the plan administrator may elect to have a portion of their base salary invested each year in options to purchase shares of

Common Stock at an exercise price equal to thirty-three and one-third percent (33 1/3%) of the fair market value of the Common Stock on the grant date; and
(iv) the Automatic Option Grant Program under which eligible non-employee directors shall automatically, at periodic intervals, receive option grants to purchase shares of Common Stock at an exercise price equal to one hundred percent (100%) of the fair market value of the Common Stock on the grant date.

  The Discretionary Option Grant, the Salary Investment Option Grant and the Stock Issuance Program are administered by the Compensation Committee of the Company's Board of Directors. The Compensation Committee, as plan administrator, has full authority to determine which eligible persons are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or isssuance, the status of any granted option as either an incentive option or a non-statutory option under the Federal tax laws, the vesting schedule (if any) applicable to the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The Automatic Option Grant Program is self-executing, with all grants thereunder being made in strict compliance with the express terms of the program, and no administrative discretion will be exercised by the Board of Directors or any committees with respect to those grants.

  Under the Automatic Option Grant Program, each non-employee director first elected or appointed to the Board of Directors after the date of the Company's initial public offering will automatically be granted a non-statutory option for 3,000 shares of Common Stock, provided that such individual has not been in the prior employ of the Company. In addition, at each annual stockholders' meeting (including the upcoming Annual Meeting described herein), each individual with at least six months service on the Board of Directors as a non-employee director and who will continue to serve as a non-employee director following the meeting will automatically be granted a non-statutory option for 3,000 shares of Common Stock, provided such individual has continued his or her service as a non-employee director for a period of at least one year after he or she ceases serving as an employee of the Company.

  Each automatic grant will have a term of ten years, subject to earlier termination following the optionee's cessation of service on the Board of Directors as provided in the Plan. Fifty percent of the shares subject to an automatic grant will vest on the date of grant, 25% one year after the date of grant, and the remaining 25% two years after the date of grant.

  No stock options or stock appreciation rights were granted to or exercised by the Named Executive Officers during 1997 and no stock appreciation rights were outstanding as of December 31, 1997. The following table sets forth certain information with respect to the value of stock options held by the Named Executive Officers as of December 31, 1997.

                        FISCAL YEAR END OPTIONS VALUES

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED         IN-THE-MONEY
                                    OPTIONS AT                OPTIONS AT
                               DECEMBER 31, 1997(#)     DECEMBER 31, 1997(1)($)
                             ------------------------- -------------------------
                             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                             ----------- ------------- ----------- -------------
David W. Anderson...........   166,207      110,802     3,586,747    2,390,963
Stephen A. Lubischer........    26,317       26,315       454,625      417,093
Michael J. O'Brien..........    15,790       50,000       205,270      650,000

--------
(1) Based on a value equal to the closing sale price of the Common Stock on December 31, 1997, minus the per share exercise price, multiplied by the number of shares underlying the options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Until the Company consummated its initial public offering in April 1997, the Board of Directors performed all of the responsibilities of the Compensation Committee. Mr. Wall, who is the Chairman of the Board of the Company, Mr. Anderson, who is the President and Chief Executive Officer of the Company, and Professor Tormala, who is an Executive Vice President of the Company, participated in all Board discussions and decisions regarding salaries and incentive compensation for all employees of the Company, except that Mr. Anderson and Professor Tormala were excluded from discussions regarding their own salary and incentive compensation. Mr. Wall has not received any salary or incentive compensation from the Company. In 1997, the Company formed its Compensation Committee. The Compensation Committee consists of Mr. Wall and David J. Bershad. Mr. Wall, Mr. Bershad and Anthony J. Dimun serve on the Boards of Directors of both the Company and Vital Signs (which latter company does not have a compensation committee). For information regarding transactions between the Company and persons named in this paragraph, see "Transactions with Interested Persons" immediately below.

TRANSACTIONS WITH INTERESTED PERSONS

  The Company consummated its initial public offering (the "IPO") in April, 1997. Concurrent with the consummation of the IPO, all of the Company's existing Series A Preferred Stock was converted into Common Stock and all of the Company's warrants to purchase Common Stock were exercised. Pursuant to such transactions, 88,422 shares of Common Stock were issued to David J. Bershad or entities associated with Mr. Bershad, 29,475 shares of Common Stock were issued to Anthony J. Dimun or entities associated with Mr. Dimun, 14,738 shares of Common Stock were issued to David H. MacCallum or entities associated with Mr. MacCallum, and 117,896 shares of Common Stock were issued to Terry D. Wall or entities associated with Mr. Wall.

  Terry Wall, Pertti Tormala and the Company were each one-third equity owners in a business organized to engage in developing, manufacturing and selling polymer-based advanced drug delivery systems (the "Business"). The Company acquired its interest in the Business from an unrelated individual in 1996 in exchange for a payment of $85,000 and did not incur any expenses relating to the Business since that time. During 1997, the Business had no tangible assets and is expected to be in the development stage for a period of at least four years. The Board of Directors of the Company concluded that in light of the substantial expenditures that would be required in order to bring any of the Business' products to market, it was in the best interests of the Company and its stockholders for the Company to forego its development of the Business and to instead spin-off the Business. Accordingly, the Company distributed its interest in the Business to stockholders of record of the Company as of a date prior to the closing of the IPO, pro rata to their ownership interest in the Company prior to the IPO. Professor Tormala's employment agreement with the Company enables him to dedicate certain of his services to the Business but provides he may not work more than 16 hours per month during business hours on matters pertaining to the Business.

  Until recently, David H. MacCallum, a director of the Company, was the Managing Director for Life Sciences Investment Banking at UBS Securities LLC ("UBS"). UBS was a co-managing underwriter of the IPO. Aggregate underwriting discounts and commissions paid by the Company to the underwriters as a group in connection with the IPO amounted to $1.7 million.

  As disclosed in the Summary Compensation Table set forth above, the Company was required to make certain royalty payments to Pertti Tormala pursuant to an employment agreement that no longer remains in effect. During 1997, such payments totaled $68,650.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is responsible for implementing, overseeing and administering the Company's overall compensation policy. The basic objectives of that policy are to (a) provide compensation levels that are fair and competitive with peer companies, (b) align pay with performance and (c) where appropriate, provide incentives which link executive and stockholder interests and long-term corporate objectives through the use of equity-based incentives. Overall, the Company's compensation program is designed to attract, retain and motivate high quality and experienced employees at all levels of the Company. The principal elements of executive officer compensation are base pay, bonus and stock options, together with health benefits. The various aspects of the compensation program, as applied to the Company's Chief Executive Officer and the Company's other executive officers, are outlined below.

  Executive officer compensation is, in large part, determined by the individual officer's ability to achieve his or her performance objectives. Each of the Company's executive officers participates in the development of an annual business strategy from which individual objectives are established and performance goals are measured. Initially, the objectives are proposed by the particular officer involved. Those objectives are then determined by the Chief Executive Officer or, in the case of Mr. Anderson's objectives, by the Board of Directors.

 Base Pay

  The Company determines base pay for its executive officers through an evaluation of the extent to which such individuals have achieved their performance objectives and a comparative analysis of total compensation for similar positions within other companies.

  The Chief Executive Officer's performance is analyzed against his objectives by the full Board of Directors (other than Mr. Anderson). Mr. Anderson, in turn, reviews the performance of the other executive officers. Salaries are reviewed on an annual basis after consideration of performance analyses and compensation paid by other companies. The Compensation Committee has reviewed Mr. Anderson's performance and has decided to increase his base salary to $180,000 per annum for 1998.

  Of the Named Executive Officers, Mr. Lubischer was the only officer whose cash compensation included commissions during 1997. Commission-based compensation is considered to be appropriate for Mr. Lubischer in light of his position as Vice President, U.S. Sales.

 Bonus

  Each executive officer of the Company is eligible to receive a bonus if such officer achieves his or her individual performance objectives and the Company achieves its performance goals. The Compensation Committee approved the bonuses of each of the Named Executive Officers during 1997. Mr. Anderson received bonuses of $50,000 for 1997 performance pursuant to this program.

 Stock Options

  The Compensation Committee believes that a stock option plan provides capital accumulation opportunities to participants in a manner that fosters the alignment of the participants' interests and risks with the interests and risks of the Company's public stockholders. The Compensation Committee further believes that stock options can function to assure the continuing retention and loyalty of employees. The options that have been granted to executive officers carry multiple year vesting schedules. Officers who leave the Company's employ before their options are fully vested will lose a portion of the benefits that they might otherwise receive if they remain in the Company's employ for the entire vesting period. Historically, stock option grants for existing employees have been based upon the Company's needs to provide incentive compensation and an analysis of the performance of the employees involved in light of the objectives established for such employees.

  During 1997, none of the Named Executive Officers were granted any stock options. The Compensation Committee believed that the awards previously granted to certain of the Named Executive Officers were sufficient to incentivize such employees during 1997.

  The Compensation Committee believes that an appropriate compensation program can help in fostering a continuation of profitable operations if the program reflects a suitable balance between providing appropriate awards to key employees while at the same time effectively controlling compensation costs, principally by establishing cash compensation at competitive levels and emphasizing supplemental compensation that correlates to the performance of individuals, the Company and the Company's Common Stock.

  This report has been furnished by the Compensation Committee of Bionx Implants' Board of Directors.

                                          Terry D. Wall
                                          David J. Bershad

PERFORMANCE GRAPH

  The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Nasdaq Market Index and the S&P Health Care Medical Products/Supplies Index for the period from April 25, 1997 (the date on which the Common Stock was first publicly traded) through December 31, 1997. For purposes of the graph, it is assumed that the value of the investment in the Company's Common Stock and each index was 100 on April 25, 1997 and that all dividends were reinvested.

                 COMPARISON OF 8 MONTH CUMULATIVE TOTAL RETURN
                        AMONG BIONX IMPLANTS, THE NASDAQ
                  MARKET INDEX AND THE S&P HEALTH CARE MEDICAL
                            PRODUCTS/SUPPLIES INDEX

                       [PERFORMANCE GRAPH APPEARS HERE]

DIRECTOR COMPENSATION

  The Company has not yet commenced paying cash fees to directors in connection with their service on the Board of Directors or on committees of the Board. For information regarding stock option grants to non-employee directors, see "Stock Option/Stock Issuance Plan."

                                 OTHER MATTERS

COSTS

  The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by regular employees of the Company and its subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals, and the Company will, upon request, reimburse them for the reasonable expense of doing so.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  KPMG Peat Marwick, certified public accountants, have been selected by the Board of Directors to audit and report on the Company's financial statements for the year ending December 31, 1998. A representative of that firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative is expected to be available to respond to appropriate questions from stockholders.

OTHER MATTERS TO BE PRESENTED

  The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice of the Annual Meeting, to be presented at the Annual Meeting for action by stockholders. However, if any other matters are properly brought before the Annual Meeting or any adjournment thereof, it is intended that votes will be cast with respect to such matters, pursuant to the proxies, in accordance with the best judgment of the persons acting under the proxies.

STOCKHOLDER PROPOSALS

  If a stockholder of the Company wishes to have a proposal included in the Company's proxy statement for the 1999 Annual Meeting of Stockholders, the proposal must be received at the Company's principal executive offices by December 16, 1998.

                                          By Order of the Board of Directors,

                                          Michael J. O'Brien, Secretary

April 15, 1998

  A COPY OF THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS, ACCOMPANIES THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL OR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.

                              BIONX IMPLANTS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS.
                                  MAY 19, 1998
  The undersigned hereby appoints David W. Anderson and Michael J. O'Brien, and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the annual meeting of the stockholders of Bionx Implants, Inc. to be held on May 19, 1998, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

  1. Election of the Board's nominees for Director.

   [_] FOR the nominees listed below (except as marked to the contrary below)

   [_] WITHHOLD AUTHORITY to vote for the nominees listed below

   (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below)

   ------------------------------------
    Nominees: David W. Anderson and Terry D. Wall

  2. Upon all such other matters as may properly come before the meeting and/or any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.

  UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR EACH OF THE BOARD'S NOMINEES.
                  (continued and to be signed on reverse side)

(Continued from other side)

                                       Date: ____________________________, 1998

                                       ________________________________________
                                       Signature

                                       Date: ____________________________, 1998

                                       ________________________________________
                                       Signature (if held jointly)

                                       NOTE: PLEASE SIGN THIS PROXY AND RETURN
                                       IT PROMPTLY WHETHER OR NOT YOU EXPECT
                                       TO ATTEND THE METING. YOU MAY
                                       NEVERTHELESS VOTE IN PERSON IF YOU
                                       ATTEND. PLEASE SIGN EXACTLY AS YOUR
                                       NAME APPEARS HEREON. GIVE FULL TITLE IF
                                       AN ATTORNEY, EXECUTOR, ADMINISTRATRIX,
                                       TRUSTEE, GUARDIAN, ETC. FOR AN ACCOUNT
                                       IN THE NAME OF TWO OR MORE PERSONS,
                                       EACH SHOULD SIGN, OR IF ONE SIGNS, HE
                                       SHOULD ATTACH EVIDENCE OF HIS
                                       AUTHORITY.